Exhibit 9

This share exchange is made for the securities of a Japanese company. This share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this notice has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than pursuant to the share exchange agreement, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

April 8, 2016

Notice Regarding Partial Amendments to the Articles of Incorporation

  FamilyMart Co., Ltd. (“FamilyMart”) announces that it resolved at a meeting of the Board of Directors that a proposal regarding partial amendments to the Articles of Incorporation be submitted to the 35th Ordinary General Meeting of Shareholders (the “Ordinary General Meeting of Shareholders”) of FamilyMart to be held on May 26, 2016.

1. Reasons for the Amendments

As per the announcement in the news release “Notice Regarding the Execution of the Basic Agreement Concerning the Management Integration between FamilyMart Co., Ltd. and UNY Group Holdings Co., Ltd.” dated on October 15, 2015 (the “Release Dated on October 15, 2015”), FamilyMart and UNY Group Holdings Co., Ltd. (“UNY Group Holdings”) have previously entered into a basic agreement concerning the management integration of the two companies (the “Management Integration”) and have further discussed the Management Integration.

Subsequently, as per the announcement in the news release “Notice Regarding the Execution of the Absorption-Type Merger Agreement between FamilyMart Co., Ltd. and UNY Group Holdings Co., Ltd. and Absorption-Type Demerger Agreement between FamilyMart Co., Ltd. and Circle K Sunkus Co., Ltd., and the Change of Company Name” dated on February 3, 2016, the respective boards approved the execution of an absorption-type merger agreement between FamilyMart and UNY Group Holdings, the execution of an absorption-type demerger agreement between FamilyMart and Circle K Sunkus Co., Ltd. (“CKS”) in respect of an absorption-type demerger to be consummated subject to the consummation of the absorption-type merger on September 1, 2016, and the change of the company names of FamilyMart and CKS on the same date. In addition, FamilyMart and UNY Group Holdings entered into the absorption-type merger agreement and FamilyMart and CKS entered into the absorption-type demerger agreement on February 3, 2016.

  Through the Management Integration, FamilyMart will transfer the rights and obligations of its convenience stores (“CVS”) businesses based on the CVS franchise system to CKS (planned to change its company name to “FamilyMart Co., Ltd.” on September 1, 2016) on September 1, 2016 (scheduled) and will make a transition to a holding company which controls and manages each operating company. In association with the change of management structure, we propose the amendments to the current Article 1 (Trade Name) and Article 2 (Objectives) of the Articles of Incorporation.

  The partial amendments to the Articles of Incorporation will be effective on September 1, 2016 (scheduled), subject to the approval of the proposals of the absorption-type merger agreement and the absorption-type demerger agreement as originally proposed and the consummation of the absorption-type merger and the absorption-type demerger (that will be effective on the same date).

2. Details of the Amendments

Please see Appendix I for details of the amendments.

3. Schedule

The Ordinary General Meeting of Shareholders for the partial amendments to the Articles of Incorporation:

May 26, 2016 (Scheduled)

Effective date of the partial amendments to the Articles of Incorporation:

September 1, 2016 (Scheduled)

End

Appendix I: Details of Amendments

Please see below for details of the amendments.

(Underlined portions indicate the amendments)

Current Articles of Incorporation	Proposed Amendments
(Trade Name)	(Trade Name)

Article 1	Article 1

The Company names itself FamilyMart Co., Ltd.	The Company names itself FamilyMart UNY Holdings Co., Ltd.

(Objectives)	(Objectives)

Article 2	Article 2

The Company aims to operate the following businesses:	The Company aims to control or manage the business activities of companies (including foreign companies), associations (including foreign equivalents) and any other equivalent business entities that engage in the following lines of business by holding stocks or interests in such entities.

1.      Sale of food, clothes, household goods, sundries, general goods, electric machines and devices, photo machines, devices and materials, petroleum products, entertainment goods, athletic goods, smoking goods, toys, cosmetic products, seeds, plants, animals and other goods, and manufacture, processing, wholesale, import and export and lease of related products

2.      Sale of tea, coffee, cocoa and other beverages as well as ice

3.      Agriculture, cattle, fisheries and forestry businesses, and processing and sale of agricultural, cattle, fisheries and forestry products

4.      Sale and lease of books, newspapers, art objects, art crafts, crafts and collectible stamps

5.      Sale of liquor, salt, cigarettes, rice and used objects

6.      Sale of stamps, postcards and tax stamps

7.      Manufacture and sale of drugs, drugs for animals, quasi-drugs, toxic substances, deleterious substances, pesticides, fertilizers, feed, scales and measurers, medical equipment and measurement devices

8.      Sale, lease and import and export of automobiles, automobile accessories, bicycles and bicycle accessories

9.      Management of drug stores, inns, hotels, restaurants, cram schools, culture schools, sports facilities, gas (petrol) stations and parking lots

10.    Photography service, dry cleaning service, advertising agency business, general travel service, domestic travel service and travel agency business

1.      Operation of and consulting in connection with franchise convenience stores

2.      Retail business for department stores and other commercial businesses and related manufacturing / processing / consignment / wholesale of merchandise

3.      Manufacturing / processing / purchasing / wholesale / sale of perishable food, processed food, frozen food, dairy products / edible oils and fats, seasonings, tea, coffee, cocoa, drinking water, alcoholic beverages, ice and other food and beverages

4.      Sale of salt, tobacco, postage stamps, postcards and revenue stamps and processing and sale of grains

5.      Sale of liquor

6.      Sale of clothing and bedding products

7.      Sale of accessories, fur products, footwear, rain gear and bags

8.      Sale of watches, eye glasses, precious metals, jewels and smoking supplies

9.      Sale of food boxes, packaging products and containers

10.    Manufacturing / processing / wholesale / sale of kitchenware and everyday sundry goods

11.    Manufacturing / processing / wholesale / sale of household electrical appliances, telecommunication equipment, furniture, interior decor, lighting equipment, precision equipment, cleaning equipment, machine tool equipment and construction machinery

12.    Manufacturing / processing / wholesale / sale of entertainment products, toys, sporting goods, musical instrument, records and tapes

13.    Sale of paper, stationery, office apparatuses and educational materials

11.    Cargo automobile transport business, automobile disassembly and automobile maintenance service

12.    Design and implementation of comprehensive construction work, interior finishing work, gardening work

13.    Sale and purchase, lease and management of real estate and acting as an agency, brokerage and appraiser thereof

14.    Sale and purchase and lease of stores, store facility equipment, product display equipment and parts thereof

15.    Operations related to life insurance solicitation and damage insurance agency business

16.    Lending and arranging for loan and credit card business according to the Installment Sales Act

17.    Bank agency business

18.    Publishing

19.    Courier service, multi-purpose service, cleaning service and consignment for ticket sales

20.    Catalogue shopping business

21.    Collection and processing and sale of information using communication systems such as the Internet, as well as a variety of information provision services

22.    Research, training and issuance of publications on distribution and convenience stores

23.    Manufacture, sale and purchase, lease, and import and export of computer software

24.    Telecommunications businesses according to the Telecommunications Business Law

25.    Labor dispatching service and job placement service

26.    Sale of public lottery tickets according to the Public Lottery Ticket Law, and sale of sports promotion lottery tickets according to the Sports Promotion Lottery Law

14.    Sale and repair of works of art, firearms and swords

15.    Sales of medical products, quasi-medical products, medical equipment, medicine, medical supplements, cosmetics, chemicals for chemical industry use, gases, welfare equipment, nursing care products, hygiene products and measuring instruments

16.    Sale / dismantling / maintenance of automobiles, bicycles, other vehicles and their parts, and car lease / export / import,/ rental business

17.    Sale of optical instrument appliances and photographic equipment and materials

18.    Production / purchasing / sale of seeds, plants, animals, animal feed, fertilizer, crop production materials (including plastic products such as steel frame material for vinyl greenhouses and multi-tunnels), gardening materials and construction materials

19.    Delivery, rental and export / import of goods listed in the above clauses 1-18

20.    Planning, development, production, export / import, buying and selling, brokerage of rental, and rental of printed materials (such as books, magazines and newspapers), electronic publications (including digital data for digital publication) and movies

21.    Planning, development, production, export / import, buying and selling, brokerage of rental, and rental of video and sound recordings on DVDs, CD-ROMs, Compact Disks, video tapes, records and music tapes, and video and sound recordings on digital data (including video, sound and picture file data which can be downloaded through the Internet)

27.    Acceptance of utility fees, taxes and public dues

28.    Trade in emission rights for greenhouse gases

29.    Generation and supply of electricity

30.    Technical assistance and training relating to, and investment in, retail and service operations listed in each of the above clauses 1-29

31.    Franchise system consulting services related to businesses listed in each of the above clauses 1-30

32.    Introduction and installation of automatic cash deposit machines, and outsourced administration thereof

33.    All other businesses incidental to businesses listed in each of the above clauses 1-32

22.    Business that is related to planning, production, operation, and management of various events, lectures and seminars etc.

23.    Development and dissemination of crop cultivation and distribution techniques

24.    Research, planning, and development, and consulting business for buildings, institutions and facilities for the disabled

25.    Door to door sales and mail-order sales business

26.    Antiques business

27.    Management of pharmacies and clinics

28.    Management, ownership, operation, and lease of restaurants, theaters, amusement centers, movie theaters, hotels, hot spring facilities, holiday houses, assisted living facilities for the elderly, information centers, sports facilities, beauty treatment salons, relaxation salons, massage salons, licensed massage clinics, culture centers, tutoring schools, wedding halls, exhibition halls, funeral halls, car parks and gas stations

29.    Management of virtual shops that use Internet web pages etc.

30.    School lunch program and food delivery service business

31.    Landscape gardening, agriculture, forestry, fisheries and livestock farming business

32.    Sale of volatile oils, kerosene, lubricant oils and other petroleum products, and outsourcing business related to administration of sales facilities for those products above

33.    Photography business, printing and copying business, cleaning business, inventory business, refuse collection business, hair salon business and beauty salon business

34.    Agency service for overseas transactions, export / import business and export / import agency service

35.    General passenger vehicle transportation business, chauffeur service business and truck transportation business, related brokerage service business and travel agency business, and introduction of driving schools

36.    Research on, training on, advertising of, and publishing of printed material for distribution business and convenience stores

37.    Advertising business, sale of advertising information media, advertising agency service

38.    Communication and data processing business under the Telecommunications Business Law

39.    Catalog mail-order business, business related to transportation and storage of goods, consignment agency business for home delivery service and agency business for cleaning delivery under the Cleaning Business Law

40.    Development / research / sale of designs of various merchandise and shop layouts and related research and development service

41.    Collection / storage / processing / sale of information using communication systems such as the Internet and various database services

42.    Information services for any other merchandise / services that are not mentioned in clause 41

43.    Development, sale, export / import, lease and agency service for computer hardware, software and peripheral equipment

44.     Issuing and handling of loyalty or membership point cards and issuing and sale of gift vouchers, gift certificates, prepaid cards and other prepaid instruments

45.     Sale and agency service for various tickets, lottery tickets under the Lottery Ticket Act and sports promotion lottery tickets under the Sports Promotion Lottery Act

46.     Acquisition / transfer / management / lease and intermediary services for rights and benefits in accordance with laws regarding patent rights, utility model rights, breeder’s rights, design rights, copyrights, trademark rights and other types of intellectual property

47.     Casualty insurance agency business, casualty insurance agency business and life insurance solicitation business under the Automobile Liability Security Act, other insurance intermediary agency service and insurance service business

48.     Selling and buying / lease / agency service / management / appraisal / construction / development / repair business for real estate

49.     Selling and buying / lease / appraisal / repair of kitchen equipment, store facilities, water supply / drainage facilities, air-conditioning systems, vending machines, fixtures and other movable assets

50.     Construction and design, supervision and execution of civil engineering work

51.     Interior and exterior decorating, equipment installation and construction

52.     Planning, design and execution of urban development

53.     Planning and development of stores and outsourced administration and operation services

54.    Intermediary agency and warranty service for money lending, credit card agency service, financing and arranging purchase loans and installment purchases, other financial instrument business

55.    Agency business for money clearance, collection of utility fees and taxes and public dues and administration business for the issuance of family registers, residence cards and certificates of seal impression

56.    Factoring transaction, portfolio management, comprehensive consulting service for corporate risk management

57.    Introduction / installation / operation / maintenance / management of ATMs and related outsourcing business

58.    Technical assistance / management guidance service / outsourcing business / investing in and financing various enterprises

59.    Planning / execution of market research and related contract planning and execution service

60.    Investigation / research of management information and related contract investigation and research service

61.    Investigation / planning / design / development / sale of businesses and systems

62.    Various outsourcing intermediary services / placement service / intermediary service / brokerage business / contracting business / consulting business and leasing business

63.    Maintenance management business for air conditioning systems, waste water treatment facilities and other buildings and related facilities, janitorial and snow clearing service for buildings

64.    Recycling processing work and transportation of industrial and non-industrial waste

65.    Contract security services for buildings such as offices / stores / warehouses / factories / dormitories / residential properties and their attached structures

66.    Contract security service for transporting merchandise, securities, currency etc.

67.    Contract safety and security service for personal safety and protection of merchandise in public places, and car park management business

68.    Contract personal / corporate credit research

69.    Business related to the development / manufacturing / sale / operation of car park management equipment, security equipment and other equipment / facilities / systems related to crime prevention / fire prevention / disaster prevention / safety

70.    General and specialized labor dispatching business and job placement business

71.    Agency / training / management / promotion for television personalities

72.    Long term care service and housekeeping agency service

73.    In-home service, local-tailored service, in-home long-term care service, preventive long-term care service and other services under the Long-Term Care Insurance Act

74.    Issuing / sale / management of electronic money, electronic tickets and information on their values

75.    Bank agency business, foreign exchange business and money changing business

76.    Trading of greenhouse gas emission rights

77.    The operation and management of power generation businesses, and the sale of electricity

78.    Re-charging service for electric vehicle

79.    Any line of business that is incidental or related to any of the businesses mentioned in any of the foregoing clauses 1-78

② The Company shall be entitled to engage in any businesses listed in the items of the preceding paragraph and any businesses incidental or related thereto

Article 3 – Article 37 (provisions omitted)	Article 3 – Article 37 (unchanged)